Exhibit 10.8

Memic Innovative Surgery Ltd. 2015 Equity Incentive Plan

PREFACE

This plan, as may be amended from time to time, shall be known as the “Memic Innovative Surgery Ltd. 2015 Equity Incentive Plan” (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of this Plan is to foster and promote the long-term financial success of the Company and its Affiliates and increase shareholder value by:

1.1.	motivating superior performance by means of performance-related incentives;

1.2.	encouraging and providing for the acquisition of an ownership interest in the Company by eligible Employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company and/or its Affiliates; and

1.3.	enabling the Company and its Affiliates to attract and retain the services of outstanding management team and other qualified and dedicated employees, directors, consultants, service providers upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

2.	DEFINITIONS

For purposes of this Plan and related documents, including the Grant Letter, the following definitions shall apply:

2.1.	“102 Award” means any Approved 102 Award or Unapproved 102 Award granted to an Employee pursuant to Section 102

2.2.	“102 Restricted Period” as defined in Section 6.1 below.

2.3.	“3(i) Award” means any Award that is either specifically granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee or that does not contain terms that will cause such Award to qualify under Section 102.

2.4.	“Affiliate” means any company eligible to be qualified as an “employing company”, with respect to the Company, within the meaning of Section 102(a) of the Ordinance.

2.5.	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee, pursuant to Section 102. Approved 102 Awards may either be classified as Capital Gains Track Awards or Ordinary Income Track Awards.

2.6.	“Articles of Association” means the Articles of Association of the Company as in effect from time to time.

2.7.	“Award” means an Option a Restricted Share or any other equity based award granted pursuant to this Plan.

2.8.	“Board” means the Board of Directors of the Company.

2.9.	“Capital Gains Track Award” as defined in Section 5.4 below.

2.10.	“Cause” means, (I) with respect to an Employee (i) as such term is defined in the individual employment agreement or other engagement agreement between the Employee and the Company or its Affiliate, as applicable, or (ii) if no such agreement is in place, then “Cause” shall mean any one of the following: (a) conviction of any felony involving moral turpitude or affecting the Company; (b) any failure to carry out, as an employee of the Company or its Affiliates, a reasonable directive of the chief executive officer, the Board or the Grantee’s direct supervisor, which involves the business of the Company or its Affiliates and which was capable of being lawfully performed by Grantee; (c) embezzlement or theft of funds of the Company or any of its Affiliates; (d) any breach of the Grantee’s fiduciary duties or duties of care to the Company or any of its Affiliates; including, without limitation, self-dealing, prohibited disclosure of confidential information of, or relating to, the Company or any of its Affiliates, or engagement in any business competitive to the business of the Company or of its Affiliates; (e) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company; and (f) any other circumstances under which the Company is entitled to terminate Grantee’s employment with the Company without paying Grantee severance pay under applicable law; and (II) with respect to a Non-Employee (i) as such term is defined in the individual engagement agreement between the Grantee and the Company or its Affiliate, as applicable, or (ii) if no such agreement is in place, then ‘Cause’ shall mean any one of the circumstances set forth in (I)(ii)(a) through and including (f) herein, as applicable to such Non-Employee.

2.11.	“Chairman” means the chairman of the Committee.

2.12.	“Committee” means an equity awards committee appointed by the Board, which shall consist of no fewer than two members of the Board, and if no such equity awards committee is appointed, then the Board.

2.13.	“Company” means Memic Innovative Surgery Ltd., a company incorporated under the laws of the State of Israel, corporate registration number 51-480966-4.

2.14.	“Companies Law” means the Israeli Companies Law, 5759-1999, including any rules and regulations promulgated thereunder.

2.15.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.16.	“Cut-Off Date” as defined in Section 12.3.3 below.

2.17.	“Date of Grant” means the date of grant of an Award, as determined by the Board and set forth in the Grantee’s Grant Letter, and in any event not earlier than the first date on which the Company is permitted to effect Award grants under this Plan and the provisions of the Ordinance.

2.18.	“Disability” shall have the meaning ascribed thereto in the individual employment or engagement agreement between the Grantee and the Company or any of its Affiliates, as applicable and if no such definition exists, then “Disability” shall mean Grantee’s inability to perform his/her duties to the Company, or to any of its Affiliates, for a consecutive period of at least 180 days, by reason of any medically determinable physical or mental impairment.

2.19.	“Election” as defined in Section 5.6 below.

2.20.	“Employee” means a person who is employed by the Company or any of its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as determined by Section 102.

2.21.	“Event” as defined in Section 12.2 below.

2.22.	“Expiration Date” means the date upon which an Award shall expire, as set forth in this Plan.

2.23.	“Fair Market Value” means as of any date, the value of a Share determined as follows:

2.23.1.	If the Shares are listed on any established stock exchange or a national market system, including without limitation the Tel Aviv Stock Exchange, NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable;

2.23.2.	Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

2.23.3.	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

2.23.4.	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

2.24.	“Grant Letter” means the grant letter given by the Company to the Grantee and signed by the Company and the Grantee, and which sets out the terms and conditions of an Award.

2.25.	“Grantee” means a person who receives or holds an Award.

2.22	“ILS” means New Israeli Shekels.

2.26.	“IPO” means the underwritten initial public offering of the Company’s shares pursuant to a registration statement filed with and declared effective under the Israeli Securities Law, 5728-1968, under the U.S. Securities Act of 1933, as amended, or under any similar law of any other jurisdiction.

2.27.	“ITA” means the Israeli Tax Authority.

2.28.	“Non-Employee” means a consultant, advisor, service provider or a Controlling Shareholder of the Company prior to the issuance of the relevant Award or as a result thereof, or any other person who is not an Employee.

2.29.	“Notice” as defined in Section 13.2.2 below.

2.30.	“Notice Period” as defined in Section 13.2.3 below.

2.31.	“Ordinary Income Track Award” as defined in Section 5.5 below.

2.32.	“Option” means an option to purchase one or more Shares of the Company granted pursuant to this Plan.

2.33.	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 5721-1961 including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended or adopted.

2.34.	“Plan” as defined in the preface hereto.

2.35.	“Proposed Transferee” as defined in Section 13.2.3 below.

2.36.	“Proposing Holders” as defined in Section 13.4 below.

2.37.	“Proxy” as defined in Section 7.2 below.

2.38.	“Proxy Holder” as defined in Section 7.2 below.

2.39.	“Purchase Price” means the purchase price for each Share underlying an Award, as determined in Section 8 below.

2.40.	“Representative” as defined in Section 9.2 below.

2.41.	“Repurchaser(s)” as defined in Section 13.2.1 below.

2.42.	“Restricted Period” as defined in Section 10.3 below.

2.43.	“Restricted Shares” means a grant to a Grantee of Shares under the Plan that are subject to restrictions as set forth in the applicable Grant Letter.

2.44.	“Sale” as defined in Section 13.2 below.

2.45.	“Section 102” means Section 102 of the Ordinance.

2.46.	“Share” means an Ordinary Share of the Company, nominal value ILS 0.01 each.

2.47.	“Successor Company” means any entity into or with which the Company is merged or by which, the Company is acquired, pursuant to a Transaction in which the Company is not the surviving entity.

2.48.	“Transaction” means (i) a merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets or shares of the Company, or (iii) a Deemed Liquidation Event (if and to the extent such term or similar term is defined in the Articles of Association).

2.49.	“Trustee” means any individual or entity appointed by the Company to serve as a trustee and who has been approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.50.	“Unvested Award” means any Award that has not yet vested and in the case of Options not yet exercisable according to its Vesting Dates or otherwise.

2.51.	“US$” means dollars of the United States of America.

2.52.	“Vested Award” means any Award that has already become vested and in the case of an Option, exercisable, according to its Vesting Dates or otherwise (e.g. acceleration upon certain events).

2.53.	“Vesting Dates” means, with respect to any Option, the date(s) as of which the Grantee shall be entitled to exercise all or part of such Option, and with respect to any Restricted Shares, the date(s) as of which all or part of such Restricted Shares are released from the Restriction Period, each as set forth in the Grantee’s individual Grant Letter, and if no such date(s) are specified in Grantee’s individual Grant Letter, then as set out in Section 10.2 hereof.

2.54.	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ADMINISTRATION OF THIS PLAN

3.1.	Administration. This Plan shall be administered by the Board. The Board shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities specifically granted to it under this Plan as necessary and advisable in the administration of this Plan.

3.2.	Delegation of Powers. The Board may delegate its powers and authorities granted to it under this Plan to the Committee to the extent it is entitled to do so by the Articles of Association and applicable law. The Committee shall have the responsibility of construing and interpreting this Plan and of establishing and amending such rules and regulations, as it deems necessary or desirable for the proper administration of this Plan.

3.3.	Chairman. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places, as the Chairman shall determine or otherwise in accordance with the Articles of Association. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it may deem advisable.

3.4.	Committee Authority. Subject to the provisions of this Plan, the Articles of Association, the applicable laws and the specific duties delegated by the Board to the Committee, and subject to the approval of any relevant authorities, the Committee shall have the authority, in its discretion:

3.4.1.	To construe and interpret the terms of this Plan and any Awards granted pursuant hereto;

3.4.2.	To designate the Employees and Non-Employees to whom Awards may from time to time be granted hereunder;

3.4.3.	To determine the number of Shares to be covered by each such Award granted hereunder;

3.4.4.	To prescribe forms of agreements and/or Grant Letters for use under this Plan;

3.4.5.	To determine the terms of any Award granted hereunder;

3.4.6.	To determine the Purchase Price of any Award granted hereunder;

3.4.7.	To determine the Fair Market Value of Shares pursuant to Section 2.23.4 above;

3.4.8.	To prescribe, amend and rescind rules and regulations relating to this Plan, provided that any such amendment or rescindment that would adversely affect the rights of a Grantee that has received or been granted an Award shall not be made without the Grantee’s written consent;

3.4.9.	To cancel or suspend Awards, as necessary;

3.4.10.	To take all other action and make all other determinations necessary for the administration of this Plan; and

3.4.11.	To determine the total number of Shares within the pool allocated for the purpose of this Plan from time to time, and or any additional awards hereafter, subject to this Plan.

3.5.	Committee Decisions. Subject to the Articles of Association and applicable law, all decisions and selections made by the Board or the Committee pursuant to the provisions of this Plan shall be made by a majority of its members. Any decision reduced to writing shall be executed in accordance with the provisions of the Articles of Association.

3.6.	Decisions Conclusive. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon all Grantees and any person claiming under or through any Grantee.

3.7.	No Liability. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith, with respect to this Plan or any Award granted hereunder.

3.8.	No Prevention of Eligibility. Any member of the Board or Committee shall be eligible to receive Awards under this Plan while serving on the Board or Committee, unless otherwise specified herein. No person shall be eligible to be a member of the Committee if that person’s membership would prevent this Plan from complying with exemptions provided under applicable laws.

4.	DESIGNATION OF GRANTEES

4.1.	Eligible Grantees. The persons eligible for participation in this Plan as Grantees shall include any Employees and/or Non-Employees of the Company or of any Affiliate thereof; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees may only be granted 3(i) Awards.

4.2.	Grant Letter. Each Award granted pursuant to this Plan shall be evidenced by a Grant Letter, substantially in such form that the Board or the Committee shall approve in accordance with this Plan. Each Grant Letter shall state, among other matters, the type of grant whether Option, Share or Restricted Share, the number of Shares to which the Award relates, the type of Award granted thereunder (whether a Capital Gains Track Award, Ordinary Income Track Award, Unapproved 102 Award or a 3(i) Award), the Vesting Dates, if any, the Purchase Price, the Expiration Date and such other terms and conditions that the Committee or the Board in their discretion may prescribe, provided in all cases that they are consistent with this Plan. The Grant Letter shall be delivered to the Grantee and executed by the Company and the Grantee and shall incorporate the terms of this Plan by reference and specify the terms and conditions thereof and any rules applicable thereto.

4.3.	No Obligation of Continued Service. Neither this Plan nor any Grant Letter nor any offer of an Award to a Grantee shall impose any obligation on the Company or any Affiliate to continue to employ or to engage the services of any Grantee, and nothing in this Plan or in any Award granted pursuant thereto shall give any Grantee any right to continued employment, service with or engagement by the Company or any Affiliate or restrict the right of the Company or such Affiliate, as applicable, to terminate such employment, services or engagement at any time. Further, the Company and each Affiliate expressly reserves the right at any time to dismiss a Grantee free from any liability, or any claim under this Plan, except as provided herein or in any agreement entered into with respect to an Award.

4.4.	No Obligation of Additional Grant. The grant of an Award hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in, any other grant of Awards pursuant to this Plan or any other option or share plan of the Company or any of its Affiliates.

4.5.	Compliance with Companies Law. Notwithstanding anything in the Plan to the contrary, all grants of Awards to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law.

5.	DESIGNATION OF AWARDS PURSUANT TO SECTION 102

5.1.	Designation of Awards. The Company may designate Awards granted to Employees pursuant to Section 102 as Approved 102 Awards or Unapproved 102 Awards.

5.2.	Approved 102 Award Grant. The grant of Approved 102 Awards under this Plan shall be made in accordance with the provisions herein, including the provisions of Section 6 below, and shall be conditioned upon the approval of this Plan by the ITA.

5.3.	Classification. An Approved 102 Award may be classified as either a Capital Gains Track Award or an Ordinary Income Track Award.

5.4.	Capital Gains Track. An Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as a “Capital Gains Track Award”.

5.5.	Ordinary Income Track. An Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as an “Ordinary Income Track Award”.

5.6.	Election of Track. The Company’s election of the type of Approved 102 Awards as Capital Gains Track Awards or Ordinary Income Track Awards to be granted to Employees (the “Election”) shall be appropriately filed with the ITA before the first Date of Grant of an Approved 102 Award under such Election. Such Election shall become effective beginning on the first Date of Grant of an Approved 102 Award under such Election and shall remain in effect until changed, but in any case not earlier than the end of the year following the year during which the Company first granted Approved 102 Awards under such Election. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Grantees who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

5.7.	Trust. All Approved 102 Awards must be held in trust by the Trustee, as described in Section 6 below.

5.8.	Designation Subject to Section 102. For the avoidance of doubt, the designation of Approved 102 Awards and Unapproved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

5.9.	No Liability. The Company shall have no liability to a Grantee, or to any other party, if an Award (or any part thereof), which is intended to be a 102 Award, does not eventually qualify as a 102 Award.

6.	TRUSTEE

6.1.	102 Restriction Period. Approved 102 Awards which are granted under this Plan and/or any Shares allocated or issued upon exercise of such Approved 102 Awards and/or other Shares received subsequently following any realization of rights, including, without limitation, bonus shares, shall be allocated or issued to the Trustee (and registered in the Trustee’s name in the Company’s shareholders’ register) and held by the Trustee for the benefit of the Grantees to whom such Approved 102 Awards were granted for such period of time as required by Section 102 (the “102 Restricted Period”). All certificates representing Shares issued to the Trustee under this Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the aforesaid trust as herein provided. If the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

6.2.	Payment of Liabilities. Notwithstanding anything to the contrary herein, the Trustee shall not release any Shares that are Approved 102 Awards, including any Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Grantee’s tax liabilities arising from the grant of the Approved 102 Awards, which were granted to such Grantee and/or the exercise of such Awards and the sale of the Shares allocated or issued upon exercise of such Approved 102 Awards if any.

6.3.	No Release. With respect to any Approved 102 Award, subject to the provisions of Section 102, a Grantee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Award or released from restrictions (in the case of a Restricted Share) and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the 102 Restricted Period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the 102 Restricted Period, the sanctions under Section 102 shall apply to, and shall be borne by, such Grantee.

6.4.	Undertaking. Upon receipt of an Approved 102 Award, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Plan, any Approved 102 Award or Share issued to such Grantee upon the exercise of the Approved 102 Award. Such release may be incorporated into the Grant Letter.

6.5.	3(i) Award and Trustee. 3(i) Awards which shall be granted under the Plan, may, but need not, be issued to the Trustee, and if so issued to the Trustee, shall be held for the benefit of the Grantee. The Trustee shall hold such Awards and the Shares issued upon the exercise thereof (in the event of an exercise of an Award that is an Option) pursuant and subject to Section 3(i) of the Ordinance. Anything to the contrary notwithstanding, the Trustee shall not release any 3(i) Awards held by it and which were not already exercised into Shares by the Grantee, nor shall the Trustee release any Shares issued upon the exercise of 3(i) Awards nor any Restricted Shares that are 3(i) Awards, prior to the full payment of the relevant Grantee’s tax liabilities arising from those 3(i) Awards which were granted to the Grantee and, if applicable, any Shares issued upon the exercise of such 3(i) Awards.

7.	SHARES RESERVED FOR THE PLAN; RESTRICTIONS THEREON

7.1.	Reservation of Shares. The Company shall from time to time reserve, out of its authorized but un-issued share capital, such number of Shares as the Board deems appropriate (subject to the Articles of Association) for the purposes of this Plan, subject to adjustment as set forth in Section 12 below. Any Shares which remain un-issued or that are forfeited and which are not subject to then-outstanding Awards at the termination or expiration of this Plan shall cease to be reserved for the purpose of this Plan, but may continue to be reserved for other share option plans then in effect, and in any event, until termination of this Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of any then-outstanding Awards. Should any Award for any reason expire or be canceled prior to its exercise or vesting or relinquishment in full, as applicable, the Shares subject to such Award may again be subjected to a new Award under this Plan; provided, however, that Shares that have actually been issued under this Plan, and in the case of Restricted Shares, released from the Restriction Period, shall not be returned to the pool under this Plan and shall not become available for future distribution under this Plan.

7.2.	Proxy. The Company, at its sole discretion, may require that, until the consummation of an IPO, any Shares (including Shares issued upon exercise of Options, and securities of the Company issued with respect thereto) and any Restricted Shares shall be voted by an irrevocable proxy (the “Proxy”), in the form attached to each Grant Letter, designated by the Board from time to time (the “Proxy Holder”) who may act, instead of the Grantee and on its behalf, with respect to any and all aspects of the Grantee’s shareholdings in the Company. The Proxy Holder shall vote the Shares and/or execute any written instruments relating to the Shares in the same manner and in the same proportions as the outstanding votes of the shareholders of the Company present and voting at the applicable meeting, or with respect to the applicable action. The Proxy may be contained in the individual Grantee’s Grant Letter or otherwise as the Committee determines. If contained in the Grant Letter, no further document shall be required to implement such Proxy, and the signature of the Grantee on the Grant Letter shall indicate approval of the Proxy thereby granted. The Proxy Holder shall, to the extent permitted by applicable law, be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, and any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of the Proxy Holder’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the Proxy Holder may have as a director or otherwise under the Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. Without derogating from the above, with respect to Shares issuable upon exercise of Approved 102 Awards, such Shares shall be voted in accordance with the provisions of Section 102 and of any rules, regulations or orders promulgated thereunder.

8.	PURCHASE PRICE

8.1.	Purchase Price. The Purchase Price of each Share subject to an Award shall be equal to the Share’s Fair Market Value or as otherwise determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Grant Letter will contain the Purchase Price determined for each Award covered thereby (which in any event shall not be less than the nominal value of the Share issuable upon exercise thereof).

8.2.	Payment of Purchase Price. The total consideration to be paid for the Shares to be issued upon exercise of an Option, or to be issued as Restricted Shares, including the method of payment, shall be determined by the Committee and may consist entirely of (1) cash, (2) check, (3) if approved by the Committee, other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised or to the aggregate issued Restricted Shares, or (4) any combination of the foregoing methods of payment.

8.3.	Denomination. The Purchase Price shall be denominated in ILS or US$ or otherwise as determined by the Committee.

9.	OPTIONS

9.1.	Vesting. Subject to the provisions of this Plan, each Option shall vest and become exercisable commencing on the Vesting Date and for the number of Shares as shall be provided in the Grant Letter. However, no Option shall be exercisable after the Expiration Date. The vesting provisions of individual Options may vary, and may not be subject to vesting. Unless otherwise stated in the Grantee’s Grant Letter, all Options granted pursuant to this Plan, shall vest quarterly, in equal portions, over a 4-year period, subject to a one year cliff.

9.2.	Exercise. Options shall be exercised by the Grantee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method set forth in the Grant Letter or as may be determined by the Committee and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the full payment of the Purchase Price for the number of Shares with respect to which the Option is being exercised, at the Company’s or the Representative’s principal office which payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Grant Letter and the Plan. The written notice shall specify the number of Shares with respect to which the Option is being exercised.

9.3.	Times for Exercise. The Options may be exercised by the Grantee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 9.10 below, the Grantee who is an Employee is employed by or providing services to the Company or any of its Affiliates (including, without limitation, as a director or an office holder), at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

9.4.	Issuance in Name of Trustee. Shares issued upon exercise of an Option (excluding Shares underlying an Approved 102 Award, which Shares shall be issued in the name of the Trustee) shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 below.

9.5.	Effect of Exercise. Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

9.6.	No Fractional Shares. An Option may not be exercised for fractional Shares. Any such fraction will be rounded down to the nearest whole Share.

9.7.	Issuance Subject to Law. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option, the method of payment and the issuance and delivery of such Shares shall comply with applicable laws and this Plan.

9.8.	Termination of Options. Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Grant Letter, (ii) ten (10) years from the respective Date of Grant or (iii) the expiration of any extended period in any of the events set forth in Section 9.10 below.

9.9.	Cessation of Vesting. Subject to the provisions of Section 9.10 below, in the event of termination of Grantee’s employment or services, with the Company or any of its Affiliates, all Options granted to such Grantee that are at the time of termination non-vested will immediately expire. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Grantee’s Option shall not vest and shall not become exercisable and any unvested portion of the Grantee’s Option shall revert to the pool of reserved Shares under this Plan or that of other share option plans then in effect.

9.10.	Exceptions to Cessation of Vesting. Notwithstanding anything to the contrary herein and unless otherwise determined in the Grantee’s Grant Letter, an Option may be exercised after the date of termination of Grantee’s employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Awards at the time of such termination according to the Vesting Dates, as follows:

9.10.1.	Without Cause. If termination is without Cause, then any Vested Award still in force and un-expired may be exercised within a period of ninety (90) days after the date of such termination.

9.10.2.	Death; Disability. If termination is the result of death, or Disability (as defined below) of the Grantee, then any Vested Award still in force and un-expired may be exercised within a period of twelve (12) months after the date of such termination.

9.10.3.	Extension of Period. With respect to (i) and (ii) above, prior to the expiration of the periods set out therein (i.e., the ninety (90) days period in (i) above, and the 12-month period in (ii) above), the Committee may authorize an extension of the terms of exercise post-termination of all or part of the Vested Awards beyond the date of such termination for a period not to exceed the period during which the Awards by their terms would otherwise have been exercisable.

9.10.4.	With Cause. For avoidance of any doubt, notwithstanding anything herein to the contrary, if termination of employment or service is for Cause: (a) any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Grantee shall not have any right in connection to such outstanding Options; and (b) all Shares issued upon exercise of Options prior to the date of termination of employment or service for Cause shall be subject to repurchase against payment by the Repurchaser(s) of the total Purchase Price paid by such Grantee to the Company for all Shares issued upon exercise of the Option, provided however that in no case shall the Company provide financial assistance to any other party to purchase the Shares if doing so is prohibited by law. If the Repurchaser(s) exercise the right of repurchase of such Shares in accordance with the provisions of Section 13.2, and the Grantee (whose employment or engagement with the Company was terminated for Cause), fails to transfer his/her/its Shares as aforesaid, the Company, at the decision of the Board, shall be entitled to forfeit such Grantee’s Shares and to authorize any person to execute on behalf of the Grantee any instrument or document necessary to effect such transfer and to make the appropriate inscription in the Company’s records. Each Grantee, upon executing a Grant Letter, shall be deemed to have authorized and granted the Company and each of its officers an irrevocable power of attorney to execute on his/her/its behalf such instruments and documents that are necessary to give full effect to the repurchase provisions set forth herein. In this respect, each of the Company and its shareholders shall be deemed to be third party beneficiaries of this Section with rights to enforce the same against the Grantees.

9.10.5.	Retirement. If a Grantee should retire, he/she may, subject to the approval of the Committee, continue to enjoy such rights, if any, under the Plan and on such terms and conditions, with such limitations and subject to such requirements as the Committee in its sole discretion may determine at the time of such retirement or at any time thereafter.

10.	RESTRICTED SHARES

10.1.	Payment. Unless otherwise determined by the Committee, payment of the Purchase Price, if any, for the Restricted Shares shall be made as a condition to the issuance thereof.

10.2.	Vesting. Subject to the provisions of this Plan, each Restricted Share shall vest and be released from the Restricted Period commencing on the Vesting Date and for the number of Restricted Shares as shall be provided in the Grant Letter. The vesting provisions of individual Restricted Shares may vary, and may not be subject to vesting. Unless otherwise stated in the Grantee’s Grant Letter, all Options Restricted Shares issued pursuant to this Plan, shall vest quarterly, in equal portions, over a 4-year period, subject to a one year cliff.

10.3.	Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution (in which case they shall be transferred subject to all restrictions then or thereafter applicable thereto), until such Restricted Shares shall have vested (the period from the date of the Award until the date of vesting of the Restricted Share thereunder being referred to herein as the “Restricted Period”). The Committee may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate, including the satisfaction of performance criteria. Certificates for Restricted Shares shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. Such certificates may, if so determined by the Committee, be held in escrow by an escrow agent appointed by the Committee, or, if issued pursuant to Section 102, by the Trustee.

10.4.	Forfeiture. Each Restricted Share shall be released from the restrictions set forth in Section 10.2, to the extent such Restricted Share has vested and provided that in the event of termination of the Grantee’s employment or services, with the Company or any of its Affiliates prior to the expiration of the Restricted Period for all Restricted Shares, subject to Section 9.10 which shall apply to Restricted Shares, mutatis mutandis, all Restricted Shares that remain subject to vesting, shall thereupon be forfeited and shall be deemed transferred to, or cancelled by, as the case may be, the Company or (if the Company so desires) an Affiliate at no cost to the Company, subject to all applicable laws. Upon forfeiture of the Restricted Shares, the Grantee shall have no further rights with respect to such Restricted Shares. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Restricted Shares forfeited to the Company shall revert to the pool of Shares under this Plan or that of other share option plans then in effect.

10.5.	Ownership. During the Restricted Period the Grantee shall possess all incidents of ownership of such Restricted Shares, subject to Sections 7.2 and as otherwise set forth in this Section 10, including the right to vote and receive dividends with respect to such Shares. All distributions, if any, received by a Grantee with respect to Restricted Shares as a result of any share split, share dividend, bonus share issuance, combination or any other reclassification, reorganization or recapitalization or change of the Company’s share capital (where the Company’s shareholders retain their proportionate holdings in the Company) shall be subject to the restrictions applicable to the original Award, including Section 102.

11.	ADDITIONAL PROVISIONS FOR OPTIONS AND RESTRICTED SHARES

11.1.	Continuous Service. Anything in this Plan to the contrary notwithstanding, but subject to the provisions of Section 102, if a Grantee ceases to be an Employee or other service provider of the Company or any Affiliate thereof, but continues to provide services to the Company or any Affiliate thereof, such Grantee will be deemed to have continuously remained a service provider of the Company during such term, and his or her Awards shall vest pursuant to their original terms.

11.2.	Not a Shareholder or Class. Notwithstanding anything herein to the Contrary, a Grantee shall not be deemed an owner of the Shares issuable upon the exercise of Options and shall not have any of the rights or privileges of a shareholder of the Company in respect of any Shares purchasable upon the exercise of any Option, nor shall Grantees be deemed to be a class of creditors of the Company for any purpose whatsoever, or a class of shareholders of the Company for any purpose, including but not limited for the purpose of the operation of Sections 350 and 351 of the Companies Law or any successor to such section, whether prior to or following the exercise of the Option or prior to or following the release of the Restricted Shares from the Restricted Period or upon issuance of the Shares.

11.3.	Additional Provisions. The form of Grant Letter customarily used by the Company in connection with the grant of Awards, provided it is consistent with the provisions of this Plan, may contain such other provisions, as the Committee or the Board may, from time to time, deem advisable.

11.4.	Release from Liability. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. Furthermore, the Company shall have no liability to a Grantee, or to any other party, if an Award (or any part thereof), which is intended to be a 102 Award, does not eventually qualify as a 102 Award.

11.5.	Guarantee for Tax Payment. With respect to Unapproved 102 Awards, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102. In respect of any employer’s tax liability for the purpose of employment taxes such as in the case of social taxes, the provisions of Section 22 shall apply.

12.	ADJUSTMENTS

12.1.	Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been reserved for issuance under this Plan, as well as the Purchase Price covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease resulting from any event of share combination or subdivision, share splits, share dividends, bonus share issuance, combination or any other reclassification, reorganization or recapitalization or change of the Company’s share capital where the Company’s shareholders retain their proportionate holdings in the Company, on an as converted basis. The adjustments described herein shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to the number or the price of Shares subject to an Award. If the Awards or the Shares issued upon the exercise of such Awards (to the extent an Award is an Option) will be deposited with a Trustee, as determined by the Committee, all of the Shares formed by these adjustments also will be deposited with the Trustee on the same terms and conditions as the original Options or Shares. No fractional Shares will be issued under this Plan on account of any such adjustment.

12.2.	Dissolution or Liquidation. In the event of any dissolution or liquidation of the Company, whether voluntary or involuntary that is not made pursuant to a Transaction (the “Event”), the Committee shall notify each Grantee as soon as practicable prior to the effective date of such Event. The Award holders shall then have fifteen (15) days to exercise any unexercised Vested Awards held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such 15-day period, all remaining outstanding Awards will (subject to the completion of the Event) terminate immediately and in the case of Restricted Shares, the portion that have not yet vested and are still subject to the Restricted Period shall be forfeited and the provisions of Section 10.4 shall apply, mutatis mutandis.

12.3.	Transaction.

12.3.1.	Assumption. In the event of a Transaction, and to the extent possible by the terms of the Transaction, including the agreement of the Successor Company, each outstanding Option and each outstanding Restricted Share not vested and subject to the Restricted Period shall be assumed or substituted for an equivalent option or right or share substituted by the Successor Company or a parent or subsidiary of the Successor Company. In the case of such assumption and/or substitution of Awards, and subject to the determination of the Board, in its sole discretion, which determination shall be final, appropriate adjustments shall be made to the Purchase Price in order to reflect such action, and all other terms and conditions of the Grant Letters shall remain unchanged, including but not limited to the vesting schedule. The Company shall notify the Grantee of the Transaction in such form and method as it deems applicable, at least ten (10) days prior to the effective date of such Transaction.

12.3.2.	Possible Acceleration. The Board may determine that the vesting periods defined in the Grant Letters shall be fully accelerated, in whole or in part. In this event, the Committee shall notify each Grantee in writing or electronically, if and to what extent the Board has approved the acceleration of an Award, and as to each Award that is an Option that has been accelerated, the period of time during which accelerated Option may be exercised by the Grantee. The determination as to acceleration of any then Unvested Awards and the duration during which any Vested Awards that are Options may be exercised in connection with a Transaction shall be in the sole and absolute discretion of the Board. Subject to Section 12.3.3, any Vested Awards that are Options shall be fully exercisable for such period as determined by the Board, where any unvested or Vested but un-exercised Options shall terminate upon the expiration of such period (subject to the completion of the initial closing of the Transaction). Any accelerated Vested Award that is a Restricted Share shall be released from the Restricted Period.

12.3.3.	Termination of Options. In any event, any Vested Award that is an Option which is not exercised by the date determined by the Board (the “Cut-Off Date”), and any Unvested Awards on such Cut-Off Date, shall (subject to the completion of the initial closing of the Transaction) immediately terminate and no longer be exercisable by the Grantee as of the Cut-Off Date and if such Unvested Award are Restricted Shares, then the portion that have not yet vested and are still subject to the Restricted Period shall be forfeited and the provisions of Section 10.4 shall apply, mutatis mutandis.

12.3.4.	Exchange. Without derogating from the provisions of Sections 12.3.2 and 12.3.3, if as a condition precedent to a Transaction, all Grantees are required to sell or exchange their Vested Options and/or any Shares issued upon exercise thereof or Restricted Shares as part of the Transaction, then each Grantee shall be obligated to sell or exchange, as the case may be, any Vested Options and/or Shares such Grantee holds or purchased under this Plan, in accordance with the instructions of the Board, at its sole and absolute discretion, in connection with the Transaction, and on the same terms as shall be determined to all the holders of Ordinary Shares in the Company. For the avoidance of doubt, on the Cut-Off Date, any Vested Awards that are Options not sold or exchanged and any Unvested Awards that are Options shall terminate and expire as of the Cut-Off Date and any Unvested Awards that are Restricted Shares shall be forfeited and the provisions of Section 10.4 shall apply, mutatis mutandis (in each case subject to the completion of the initial closing of the Transaction) and no consideration shall be paid with respect to such termination or forfeiture, as applicable.

12.3.5.	Definition of Assumed. For the purposes of this Section 12.3, an Award shall be considered assumed or substituted if, following the Transaction, the assumed Award shall confer the right, subject to such Award’s original vesting schedule, to purchase or receive for each Share subject to the Award immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by the holders of Ordinary Shares of the Company for each Share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely consisted of Ordinary Shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely consisted of Ordinary Shares (or their equivalent) of the Successor Company or its parent or subsidiary, equal in Fair Market Value to the per Share consideration received in the Transaction by the holders of Ordinary Shares; and provided further that the Board may determine, in its sole discretion, that in lieu of such assumption or substitution of Awards for equity awards of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.

12.4.	Necessary Changes. No changes will be made to the terms of the Awards upon the consummation of a Transaction, except as the Board determines to be necessary or desired to effect such Transaction.

12.5.	Termination if No Assumption. In the event of a Transaction, if the Successor Company does not agree to assume or substitute the unexercised Options and/or Restricted Shares subject to the Restricted Period then outstanding under the Plan, and unless determined otherwise by the Board, all unexercised Options and all Unvested Awards that are Options shall expire and terminate and all Unvested Awards that are still subject to the Restricted Period shall be forfeited and the provisions of Section 10.4 shall apply, mutatis mutandis; all upon the closing of the Transaction.

12.6.	Share Dividend, Bonus Shares, Share Split.

12.6.1.	Adjustment. If the outstanding shares of the Company shall at any time be changed or exchanged by an event of share combination or subdivision, share split, share dividend, bonus share issuance, combination or any other reclassification, reorganization or recapitalization or change of the Company’s share capital (where the Company’s shareholders retain their proportionate holdings in the Company), and as often as the same shall occur, then the number, class and kind of the Shares subject to this Plan or subject to any Awards therefor granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that the Purchase Price shall not be less than the nominal value of the Share underlying any Award, and provided further, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon the occurrence of any of the foregoing, the class and aggregate number of Shares issuable pursuant to this Plan, in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

12.6.2.	No Affect of Other Issuance. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option or any Restricted Share.

12.6.3.	Dividends. With respect to any cash dividends distributable by the Company, should the determination date for such cash dividends be prior to the exercise date of any outstanding Option, including with respect to any then Options that have not vested, then the Purchase Price of all then outstanding Options shall be adjusted and reduced so as to reflect the net amount paid by the Company as a cash dividend on account of its Ordinary Shares, with respect to each Share underlying an Option; provided however that the Purchase Price shall not be less than the nominal value of the Share underlying any Award.

13.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL AND BRING ALONG

All Shares subject to outstanding Options, whether exercised or not, and all Restricted Shares, even following the completion of the Restriction Period shall be subject to the restrictions and limitations contained in the Articles of Association.

13.1.	No Right for Grantees. Notwithstanding anything to the contrary in the Articles of Association, none of the Grantees shall have a right of first refusal in relation with any Sale (as hereinafter defined) of shares in the Company.

13.2.	Right of First Refusal. Sale, transfer, assignment, encumbrance or other disposal (collectively, the “Sale”) of Shares issuable upon the exercise of an Option or issued as Restricted Shares shall be subject to the right of first refusal of other shareholders of the Company, as set forth in the Articles of Association or in any agreement among the Company and all or substantially all of its shareholders. In the event that neither the Articles of Association nor any such agreement shall provide for applicable rights of first refusal, then, unless otherwise determined by the Committee or the Board, until such time as the Company shall complete an IPO, the Sale by a Grantee of Shares issuable upon the exercise of an Option or issued as Restricted Shares, shall be subject to a right of first refusal on the part of the Repurchaser(s), as follows:

13.2.1.	Repurchaser. “Repurchaser(s)” means: (i) the Company, if permitted by applicable law; (ii) if the Company is not permitted by applicable law, then any Affiliate of the Company designated by the Committee and to the extent permitted by applicable law; or (iii) if no decision is reached by the Committee or if an Affiliate is not permitted to be a Repurchaser according to applicable law, then the Company’s existing shareholders (save, for the avoidance of doubt, for other Grantees who already exercised their Options), holding at least five percent (5%) of the share capital of the Company on a fully diluted basis, pro rata in accordance with their respective shareholdings in the Company’s issued and outstanding share capital.

13.2.2.	Notice. The Grantee shall give a notice of sale (hereinafter the “Notice”) to the Company in order to offer the Shares to the Repurchaser(s). The Company will forward the Notice to the applicable Repurchaser(s).

13.2.3.	Content of Notice. The Notice shall specify the name of each proposed purchaser or other transferee (hereinafter the “Proposed Transferee”), the number of Shares offered for Sale, the price per Share and the payment terms. The Repurchaser(s) will be entitled, for twenty-one (21) days from the day of receipt of the Notice (hereinafter the “Notice Period”), to purchase all or part of the offered Shares (if the Repurchaser(s) are shareholders of the Company, then such entitlement shall be on a pro rata basis, based on their respective holdings in the Company’s issued and outstanding share capital).

13.2.4.	Permitted Sale. If, by the end of the Notice Period, not all of the offered Shares have been purchased by the Repurchaser(s), the Grantee shall be entitled to Sell to the Proposed Transferee any remaining un-sold Shares, at any time during the ninety (90) days following the end of the Notice Period on terms not more favorable to the Proposed Transferee than those set out in the Notice, provided that the Proposed Transferee agrees in writing that the provisions of this Section 13 shall continue to apply to the Shares in the hands of such Proposed Transferee. Any Sale of Shares issued under this Plan by the Grantee that is not made in accordance with this Plan or the Grant Letter shall be null and void.

13.2.5.	Consideration. If the consideration to be paid for the Shares is not cash, the value of the consideration shall be determined in good faith by the Board, and if the Company cannot for any reason pay for the Shares in the form of non-cash consideration, the Company may pay the cash equivalent thereof, as determined by the Board.

13.3.	Board Approval Prior to an IPO, and in addition to the right of first refusal, any transfer of Shares by a Grantee shall require the approval of the Board as to the identity of the transferee and as may be required under the Articles of Association. The Board may refuse to approve the transfer of Shares by a Grantee to any other person or entity that the Board determines, in its discretion, may be detrimental to the Company, including without limitation to a competitor of the Company.

13.4.	Bring Along. Notwithstanding anything herein to the contrary, the Grantees shall be bound by the “bring along” provisions of the Articles of Association and/or any agreement among the Company and all or substantially all of its shareholders, as in effect from time to time, to the effect that if, prior to the completion of the IPO, shareholders holding a certain percentage of the Company’s share capital (as set forth in the Articles of Association or in any such agreement) (“Proposing Holders”), elect to sell all of their equity securities in the Company to a third party, or agree to merge or consolidate the Company with or into another entity, and such sale or merger is conditioned upon the sale of all remaining shares of the Company to such third party, or to the agreement of all of the shareholders, the Grantees shall be required, if so demanded by the Proposing Holders, to sell or transfer all of their equity securities in the Company to such third party as stipulated in the Articles of Association or such other shareholders agreement referred to herein. If no specific percentage of Proposing Holders is stipulated in the Articles of Association or such a shareholders agreement, then the percentage for the purposes of this Section 13.4 and for the purposes of Section 341 of the Companies Law shall be seventy percent (70%).

13.5.	Obligation to Sell. Notwithstanding anything herein to the contrary, if prior to the completion of the IPO, a Transaction is consummated pursuant to which, all or substantially all of the shares of the Company are sold, or exchanged for securities of another Company, then each Grantee shall be obligated to sell or exchange, as the case may be, any Shares such Grantee purchased under this Plan (in accordance with the value of the Grantee’s Shares pursuant to the terms of the Transaction), and perform any action and/or execute any document necessary or desired in order to effectuate such Transaction, all in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final and binding.

14.	PURCHASE FOR INVESTMENT; LIMITATIONS UPON IPO; REPRESENTATIONS

14.1.	Conditions to Issuance. The Company’s obligation to issue Shares upon exercise of an Option granted under this Plan and to issue Restricted Shares as Awards is expressly conditioned upon: (I) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations; and (II) representations and undertakings by the Grantee (or his/her legal representative, heir or legatee, in the event of the Grantee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Grantee (or his/her legal representative, heir, or legatee, in the event of the Grantee’s death): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth, among others, (i) any representations and undertakings which such Grantee has given to the Company or a reference thereto, and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Grantee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules, and regulations, whether of the State of Israel or of any other State having jurisdiction over the Company and the Grantee.

14.2.	Additional Limitations. The Grantee acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Grantee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Grantee unconditionally agrees and accepts any such limitations.

14.3.	No Public Offer. If any Shares shall be registered under the United States Securities Act of 1933, no public offering, other than through a national securities exchange (as defined in the United States Securities Exchange Act of 1934, as amended), of any Shares shall be made by the Grantee (or any other person) under such circumstances that he/she (or such other person) may be deemed an underwriter, as defined in the United States Securities Act of 1933.

14.4.	Grantee Representations. Upon the grant of Options to a Grantee and/or the issuance of Shares upon the exercise thereof and/or issuance of Restricted Shares, the Company shall obtain from the Grantee the representations and undertakings as follows, and any other representations and warranties that the Committee may deem advisable, and providing such representations and warranties by the Grantee shall be a condition precedent to Grantee’s right to receive the Option and/or be issued the Shares upon exercise thereof and/or receive the Restricted Shares:

14.4.1.	That the Grantee knows that there is no certainty that the exercise of the Options or purchase of Shares will be financially worthwhile. The Grantee undertakes not to have any claim against the Company or any of its directors, employees, stockholders or advisors if it emerges, at the time of exercising the Options or receipt of the Restricted Shares, that the Grantee’s investment in the Company’s Shares was not worthwhile, for any reason whatsoever.

14.4.2.	That the Grantee knows and understands that his/her/its rights regarding the Awards are subject for all intents and purposes to the provisions of the Company’s Articles of Association and to the agreements of the shareholders in the Company.

14.4.3.	That the Grantee knows that in addition to the allocations to the Grantee, the Company has allocated and may allocate Options and Shares to other employees and other people, and the Grantee shall have no claim regarding such allocations, their quantity, the relationship among them and/or between them and the other shareholders in the Company, exercising of the Options, receiving Restricted Shares or any matter related to or stemming from therefrom.

14.4.4.	That the Grantee knows that neither this Plan nor the grant of Option or Shares hereunder shall impose any obligation on the Company or its Affiliates, as applicable, to continue the engagement of the Grantee, and nothing in this Plan or in any Option or Shares granted pursuant thereto shall confer upon any Grantee any right to continue being engaged by the Company, or its Affiliates, as applicable, or restrict the right of the Company, or its Affiliates, as applicable, to terminate such engagement at any time.

15.	DIVIDENDS

With respect to all Shares (including Shares issued upon the exercise of Options, but excluding any unexercised Options) issued upon the exercise of Options purchased by the Grantee or issued to the Grantee as Restricted Shares, and held by a Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Articles of Association and subject to any applicable taxation on distribution of dividends, and, when applicable, subject to the provisions of Section 102.

16.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS AND SHARES

16.1.	No Transfer. No Option, Share or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under this Plan and the Articles of Association, and during the lifetime of the Grantee, each and all of such Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee.

16.2.	Actions Null. Any action made directly or indirectly, contrary to the above, shall be null and void.

16.3.	Personal Rights. So long as Options and/or Shares are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the Options and/or Shares, as applicable, are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

17.	EFFECTIVE DATE AND DURATION OF THE PLAN

This Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such adoption date, unless terminated earlier in accordance with Section 18 below.

18.	AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate this Plan. No amendment, alteration, suspension or termination of this Plan shall impair the rights of any Option granted to a Grantee or Restricted Shares or Shares issued to a Grantee prior to such amendment, alteration, suspension or termination of this Plan unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company. Termination of this Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under this Plan prior to the date of such termination.

19.	GOVERNMENT REGULATIONS

This Plan, and the grant and exercise of Options and issuance of Restricted Shares hereunder, and the obligation of the Company to sell and deliver Shares under Options and release and forfeiture of Restricted Shares, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel any other State having jurisdiction over the Company and the Grantee, including, without limitation, the United States Securities Act of 1933, the Companies Law, the Securities Law, 5728-1968, and the Ordinance, and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

20.	GOVERNING LAW & JURISDICTION

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv district, Israel shall have sole and exclusive jurisdiction in any matters pertaining to this Plan and any Grant Letters effected hereunder.

21.	INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S PERMIT

21.1.	Subject to Section 102. With regards to Approved 102 Awards, the provisions of this Plan and the Grant Letter shall be subject to the provisions of Section 102 and the ITA Commissioner’s permit, and the said provisions and permit shall be deemed an integral part of this Plan and of the individual Grant Letters with each Grantee.

21.2.	Section 102 Binding. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in this Plan or the individual Grant Letter of the Grantees, shall be considered binding upon the Company and the Grantees.

22.	TAX CONSEQUENCES

22.1.	Grantee to Bear Tax Consequences. Any tax consequences arising from the grant under this Plan or exercise of any Option, grant or release of any Restricted Share or issuance of any Share, from the payment of the Purchase Price or from any other event or act with respect thereto (of the Company and/or its Affiliates, the Trustee or the Grantee), shall be borne solely by the Grantee, subject to Section 22.5 below. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements of any applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall indemnify the Company, its Affiliates and the Trustee and hold them harmless against and from any and all liability for any such tax, interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

22.2.	No Release. The Company and, when applicable, the Trustee shall not be required to release any Share or share certificate representing such Shares to a Grantee until all required payments have been fully made.

22.3.	Withholding. Each of the Company and the Trustee may withhold any taxes required to be withheld under applicable law, including by withholding Shares from the Shares otherwise issuable to the Grantee as a result of the exercise or acquisition of Shares under an Option in an amount not to exceed the amount of tax required to be withheld by law. Furthermore, each of the Company and the Trustee shall have the right to deduct from all amounts payable to a Grantee in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of any Awards granted and Shares issued (including upon exercise of any Option) under this Plan. In the case of issuance of any Shares as a result of the exercise of any Option, and in the case of the issuance of any Restricted Shares, no Shares shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy any withholding tax obligations applicable with respect to such Option or Share, as applicable.. Without limiting the generality of the foregoing and subject to such terms and conditions as the Committee may impose, the Company and the Trustee shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Grantees to elect to tender, Shares or cash to satisfy, in whole or in part, the amount required to be withheld.

22.4.	Guarantee. With respect to Unapproved 102 Awards, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

23.	NON-EXCLUSIVITY OF THIS PLAN

23.1.	No Effect on Other Plans. The adoption of this Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements if any or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options to purchase shares of the Company otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

23.2.	No Grant. For the avoidance of doubt, prior grant of options or other equity incentives to Employees and/or Non-Employees of the Company under their employment agreements or other engagement agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section 23.

24.	MULTIPLE AGREEMENTS

The terms of each Award may differ from the terms of other Awards granted under this Plan at the same time, or at any other time. The Board may also grant more than one Award to a given Grantee during the term of this Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Grantee.

25.	DISPUTES; HEADINGS

Any dispute or disagreement which may arise under or as a result of or pursuant to this Plan or the individual Grant Letters shall be determined by the Board in its sole discretion and any interpretation made by the Board of the terms of this Plan or the individual Grant Letters shall be final, binding and conclusive. Any headings set forth in this Plan are solely for convenience or reference and do not constitute a part of this Plan, nor do they affect the meaning, construction or effect of this Plan.

26.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be adjusted with respect to a particular country by means of adopting an appendix to the Plan (the “Appendix”), and to the extent that the terms and conditions set forth in the Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall govern. Terms and conditions set forth in the Appendix shall apply only to Awards granted to Grantees under the jurisdiction of the specific country that is subject of the Appendix and shall not apply to Awards granted to any other Grantee.